UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 28, 2005
Date of Report (Date of earliest event reported)

CONNETICS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27406 (Commission File No.)	94-3173928 (IRS Employer Identification No.)

3160 Porter Drive, Palo Alto, California 94304
(Address of principal executive offices, including zip code)

(650) 843-2800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On March 31, 2005, Connetics Corporation (the “Company”) sold an additional $50 million aggregate principal amount of its 2.00% Convertible Senior Notes due March 30, 2015 (the “Notes”) to Goldman, Sachs & Co. (“Goldman”) in a private placement in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

     As previously reported on March 22, 2005, the Company entered into a purchase agreement with Goldman and several other initial purchasers (the “Initial Purchasers”) on March 17, 2005 under which the Company agreed to sell $150 million in aggregate principal amount of Notes in a private placement in reliance on Section 4(2) of the Act. The terms of the purchase agreement also granted Goldman an option to purchase an additional $50 million aggregate principal amount of the Notes upon the same terms on or before March 30, 2005 (the “Option”). The purchase agreement also contemplated the resale of the Notes to qualified institutional buyers in reliance on Rule 144A under the Act.

     The sale of $150 million aggregate principal amount of the Notes to the Initial Purchasers was completed on March 23, 2005. The price to the Initial Purchasers was 97 percent of the aggregate principal amount, and the offering price was 100 percent of the aggregate principal amount. The Company received aggregate net proceeds from the sale of the Notes of $110,500,000, which amount reflects (1) the deduction of the discount to the Initial Purchasers, and (2) the repurchase of approximately $35 million of the Company’s common stock, which Goldman effected on the Company’s behalf concurrently with the closing of the sale of the Notes.

     On March 28, 2005, Goldman exercised the Option, and the sale of $50 million aggregate principal amount of the Notes to Goldman was completed on March 31, 2005. The price was 97 percent of the aggregate principal amount and the offering price was 100 percent of the aggregate principal amount. The Company received aggregate net proceeds from the sale of these additional Notes of $48,500,000, which amount reflects the deduction of the discount to Goldman.

     The Notes will mature on March 30, 2015, and their terms are governed by an indenture between the Company and J.P. Morgan Trust Company, National Association, as trustee of the Notes, dated March 23, 2005 (the “Indenture”). The Notes are convertible into cash or, under certain circumstances, cash and shares of the Company’s common stock, in each case having an aggregate value equal to the applicable conversion rate multiplied by the applicable stock price, as described in the Indenture.

     On March 23, 2005, in connection with the sale of the Notes, the Company also entered into a Registration Rights Agreement with the Initial Purchasers. Pursuant to that agreement, the Company agreed to file with the Securities and Exchange Commission within 90 days, and to use its commercially reasonable best efforts to cause to become effective within 180 days, a shelf registration statement with respect to the resale of the Notes and the sale of the Company’s shares of common stock (and Series C Preferred Stock, if applicable) issuable upon conversion of the Notes. If the Company fails to comply with certain of its obligations under the Registration Rights Agreement, liquidated damages will be payable on the Notes.

     The foregoing description of the private placement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, which are incorporated by reference to Exhibits 4.1 and 4.2, respectively, of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2005. A copy of the press release announcing the exercise of the Option is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

     See disclosure under Item 2.03 of this Report, which is incorporated by reference in this Item 3.02.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits

Exhibit
No.	Description
4.1	Indenture, dated March 23, 2005, between Connetics Corporation and J.P. Morgan Trust Company, National Association, as Trustee (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the
Securities and Exchange Commission on March 25, 2005)
4.2	Registration Rights Agreement, dated March 23, 2005, between Connetics Corporation and Goldman, Sachs & Co., on behalf of itself, CIBC World Markets Corp., Lazard Freres & Co. LLC, Piper Jaffray & Co. and Roth Capital Partners, LLC (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2005)
99.1	Press Release issued by the Company, dated March 29, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
	By:	/s/ Sanjiv S. Dhawan
Sanjiv S. Dhawan
March 31, 2005		Vice President, Corporate Counsel

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press Release issued by the Company, dated March 29, 2005